Item 77C - DWS Dreman International
Value Fund (formerly DWS International
Value Opportunities Fund)

Registrant incorporates by reference its proxy statement filed on April 27, 2010
(SEC Accession No. 0001193125-10-094559).

A Special Meeting of the Shareholders (the
"Meeting") of DWS International Value
Opportunities Fund (the "Fund"), a series of
DWS International Fund, Inc., was held on Thursday,
June 10, 2010, at the offices of Deutsche Investment
Management Americas Inc., 345 Park Avenue, New York,
New York. At the Meeting, the following matters
were voted upon by the shareholders (the resulting
votes are presented below).
1.	Approval of a Sub-Advisory Agreement between
Deutsche Investment Management Americas Inc. and
Dreman Value Management, LLC with respect to the Fund.

Number of Votes:
For
Against
Abstain
2,137,321.076
127,194.859
141,591.130

2.	Approval of a Sub-Advisor Approval Policy
for Affiliated and Unaffiliated Sub-Advisors with respect to the Fund.

Number of Votes:
For
Against
Abstain
2,096,819.241
200,161.052
109,126.772



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Temporary Internet Files\OLKDE\Exhibit 77C DIV.docx